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Exhibit 99.3

        LETTER TO NOMINEE

STARZ, LLC
STARZ FINANCE CORP.

Offer to Exchange
Up to $175,000,000 Principal Amount of
5.00% Senior Notes due 2019
that have been registered under the
Securities Act of 1933, as amended (the "Securities Act")

for

a Like Principal Amount of
5.00% Senior Notes due 2019
that have not been registered under the Securities Act

The Exchange Offer will expire at 5:00 p.m., New York City time, on [                    ], 2013, unless extended (such date and time, as it may be extended, the "Expiration Date"). Outstanding notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

        To Registered Holders and The Depository Trust Company Participants:

        We are enclosing with this letter the materials listed below relating to the offer (the "Exchange Offer") by Starz, LLC and Starz Finance Corp. (collectively, the "Companies") to exchange their 5.00% Notes due 2019 (the "Exchange Notes"), the issuance of which has been registered under the Securities Act, for a like principal amount of their issued and outstanding unregistered 5.00% Notes due 2019 (the "Original Notes"), upon the terms and subject to the conditions set forth in the Companies' prospectus dated [                    ], 2013 (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal").

        We are enclosing copies of the following documents:

          1.     Prospectus dated [                    ], 2013;

          2.     Letter of Transmittal, together with accompanying Form W-9 and applicable Instructions; and

          3.     Letter to Clients, which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on [                    ], 2013, unless extended by us.

        The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

        Pursuant to the Letter of Transmittal, each holder of Original Notes who tenders such Original Notes will represent to the Companies that the undersigned has full power and authority to tender, exchange, assign and transfer the Original Notes tendered and to acquire the Exchange Notes issuable upon the exchange of such tendered Original Notes, and that the Companies will acquire good and marketable title thereto, free and clear of all liens, security interests, restrictions, charges and encumbrances and not subject to any adverse claim, right or interest of any party other than the undersigned, when the same are accepted for exchange by the Companies.

        Pursuant to the Letter of Transmittal, each holder of Original Notes will further represent to the Companies that:

            (i)  any Exchange Notes received will be acquired in the ordinary course of business of the person receiving such Exchange Notes;

           (ii)  such person does not have an arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the federal securities laws) of the Exchange Notes;

          (iii)  such person is not engaged in and does not intend to engage in the distribution (within the meaning of the federal securities laws) of the Exchange Notes;

          (iv)  if such person is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, that it acquired those Original Notes as a result of market-making activities or other trading activities and it will deliver a Prospectus, as required by law, in connection with any resale of the Exchange Notes; provided, however, that by acknowledging that it will deliver, and by delivering, a Prospectus, such person will not be deemed to admit that it is an underwriter within the meaning of the Securities Act;

           (v)  such person is not an "affiliate," as defined in Rule 405 under the Securities Act, of either Company; and

          (vi)  such person is not acting on behalf of any person or entity who could not truthfully make the statements set forth in clauses (i) through (v) above.

        The enclosed Letter to Clients contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations on their behalf.

        The Companies will not pay any fee or commission to any broker or dealer or to any other person (other than U.S. Bank National Association, in its capacity as exchange agent) in connection with the solicitation of tenders of Original Notes under the Exchange Offer. The Companies will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to them, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

        The Exchange Offer is not being made to (nor will the surrender of Original Notes be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.

        No person has been authorized to give any information with respect to the Exchange Offer, or to make any representation in connection therewith, other than those contained in the Prospectus and the Letter of Transmittal. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by the Companies.

        Additional copies of the enclosed materials may be obtained from us upon request.

Very truly yours,
STARZ, LLC STARZ FINANCE CORP.

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  Exhibit 99.3